FOR IMMEDIATE RELEASE

CONTACT:	Christi Cowdin
Director, Corporate Communications & Investor Relations
(248) 593-8810
ccowdin@horizonglobal.com

HORIZON GLOBAL REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2018; UPDATES PROGRESS ON ACTION PLAN

Business Update

▪	Delivered progress against previously announced Action Plan, with Americas’ workforce reductions and facility consolidation complete

▪	Kansas City distribution center improved shipping volumes, resulting in a $9 million reduction of past due orders from peak levels of approximately $26 million

▪	Net sales of $233.3 million, down 8.0 percent

*	Net sales declined 10.5 percent in constant currency(3)

▪	Non-cash goodwill impairment of $55.7 million in Europe-Africa segment

▪	Operating loss of $64.1 million, operating profit margin of (27.5) percent

*	Adjusted operating profit(1) of $13.8 million, adjusted operating profit(1) margin of 5.9 percent

▪	Second quarter diluted loss per share of $2.68

*	Second quarter adjusted diluted earnings per share(2) of $0.36

Troy, Michigan, August 7, 2018 — Horizon Global Corporation (NYSE: HZN), one of the world’s leading manufacturers of branded towing and trailering equipment, today reported second quarter results. The Company also provided an update on its Action Plan, including the completion of the restructuring of its Americas segment, operational improvements at its Kansas City Aftermarket and Retail distribution facility, and business improvement activities in its Europe-Africa segment.
“We remain encouraged that our global team continues to make solid progress on the Action Plan even though consolidated results for the second quarter are not in line with the prior year,” said Carl Bizon, Interim President and Chief Executive Officer of Horizon Global. “Of key importance is the ramp up of our Kansas City distribution center and, as of the end of last week, I am pleased to report that we are currently exceeding our average daily shipment goal, and this facility is now demonstrating its ability to meet the requirements of our business. We closed the quarter with past due orders of approximately $23 million, which significantly impacted our second quarter performance. As we continue to reduce past due orders, we are fortunate that our customers have largely remained resilient and stayed with us during the Kansas City ramp-up process.
“The second quarter and beginning of the current quarter have been marked by a number of key events -- we made key senior management changes, including the naming of new leadership for our Company and its two largest operating segments; we terminated the Brink acquisition; and, just last week, we announced a successful amendment of our term loan agreement, which included securing an incremental $50 million to address short-term liquidity needs. As a Company, we are clearly not standing still and are moving quickly to fix near-term operational issues. We believe we are nearing completion in the Americas, and new leadership in Europe-Africa will be building upon the foundation of that business, while closely assessing the organization and its business processes for operating and financial improvement.

“As we look across our global business, Asia-Pacific is performing well, the Americas is working through a transitional year and we are closely assessing and prioritizing business improvement initiatives in Europe-Africa. I remain confident that the underlying strengths of our Company - great brands, great products, excellent quality, strong customer relationships, experienced and committed team members and solid end markets - will lead us past these near-term challenges and position our Company for long-term success.”

2018 Second Quarter Segment Results
Horizon Americas. Net sales decreased 21.7 percent, primarily driven by capacity constraints during the ramp up of the Kansas City distribution center. The segment exited the quarter with past due orders of approximately $23 million. Operating profit decreased $20.2 million to a loss of $2.6 million, or 2.4 percent of net sales, due to lower sales volumes, unfavorable input costs and severance and restructuring costs associated with facility closures and delayering the organization. Adjusted operating profit(1) decreased $12.1 million to $10.6 million, or 9.8 percent of net sales.
Horizon Europe-Africa. Net sales increased 4.9 percent, but declined 2.2 percent in constant currency(3), as revenue growth in the OE channel was more than offset by a decline in the aftermarket channel due to limited product availability resulting from the production shift to Braşov. Operating profit decreased $59.3 million to a loss of $55.7 million, or 61.3 percent of net sales, attributable to the impairment of goodwill. Adjusted operating profit(1) decreased $2.1 million to $2.6 million, or 2.9 percent of net sales, due primarily to the margin mix impact from the lower-margin OE business and material cost increases in excess of realized price increases.
Horizon Asia-Pacific. Net sales increased 19.1 percent, or 17.5 percent, in constant currency(3), primarily attributable to the Best Bars acquisition completed in the third quarter of 2017. Operating profit increased 8.9 percent to $4.7 million, or 13.6 percent of net sales, driven by higher sales volumes.

Action Plan

Horizon Global announced a business improvement plan on March 1, 2018, with targeted initiatives to drive operating results in its Americas and Europe-Africa segments. The Action Plan is expected to deliver $3.0 million to $5.0 million in consolidated cost savings in 2018, and once implemented, $10.0 million to $12.0 million in consolidated cost savings on a full-year run rate basis. Action Plan updates include:

▪	Reduced past due orders from a peak of approximately $26 million in mid-July to approximately $17 million as of August 5

▪	Completed closure of Mosinee, Wisconsin and Solon, Ohio facilities

▪	Completed 30 percent reduction in Americas’ U.S.-based salaried workforce

▪	Reynosa targeted production levels achieved

▪	Europe-Africa’s low-cost-country production increased to 28 percent year to date
Bizon concluded, “Our global team remains focused on achieving our Action Plan. We are pleased to have completed several initiatives specific to the Americas; however, we know there is a good deal of work yet to be done in Europe. The team remains committed to our success, and we are working hard to meet, and ultimately exceed, the expectations of our customers, the end users of our products and our shareholders.”
Conference Call Details
Horizon Global will host a conference call regarding second quarter 2018 earnings on Tuesday, August 7, 2018, at 8:30 a.m. Eastern Time. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing (844) 711-8052 and from outside the U.S. at (832) 900-4641. Please use the conference identification number 9559399.
The conference call will be webcast simultaneously and in its entirety through the Horizon Global website. An earnings presentation will also be available on the Horizon Global website at the time of the conference call. Shareholders, media representatives and others may participate in the webcast by registering through the investor relations section on the Company’s website.
A replay of the call will be available on Horizon Global’s website or by phone by dialing (800) 585-8367 and from outside the U.S. at (404) 537-3406. Please use the conference identification number 9559399. The telephone replay will be available approximately two hours after the end of the call and continue through August 21, 2018.

About Horizon Global
Horizon Global is the #1 designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products in North America, Australia and Europe. The Company serves OEMs, retailers, dealer networks and the end consumer as the category leader in the automotive, leisure and agricultural market segments. Horizon provides its customers with outstanding products and services that reflect the Company’s commitment to market leadership, innovation and operational excellence. The Company’s mission is to utilize forward-thinking technology to develop and deliver best-in-class products for our customers, engage our employees and create value for our shareholders.
Horizon Global is home to some of the world’s most recognized brands in the towing and trailering industry, including: BULLDOG, Draw-Tite, Fulton, Hayman Reese, Reese, ROLA, Tekonsha, and Westfalia. Horizon Global has approximately 4,300 employees in 58 facilities across 21 countries.
For more information, please visit www.horizonglobal.com.
Safe Harbor Statement
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained herein speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the Company’s leverage; liabilities imposed by the Company’s debt instruments; market demand; competitive factors; supply constraints; material and energy costs; technology factors; litigation; government and regulatory actions, including the impact of any tariffs, quotas or surcharges; the Company’s accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company’s business and industry; the spin-off from TriMas Corporation; the success of our Action Plan, including the actual amount of savings and timing thereof; risks inherent in the achievement of cost synergies and timing thereof in connection with the Westfalia acquisition, including whether the acquisition will be accretive; the Company’s ability to promptly and effectively integrate Westfalia; the performance and costs of integration of Westfalia; the timing and amount of repurchases of the Company’s common stock, if any; and other risks that are discussed in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The risks described herein are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. We caution readers not to place undue reliance on such statements, which speak only as of the date hereof. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(1)
Please refer to “Company and Business Segment Financial Information,” which details certain costs, expenses, other charges, gains or income, collectively described as ‘’Special Items,’’ that are included in the determination of operating profit under GAAP, but that management would not consider important in evaluating the quality of the Company’s operating results as they are not indicative of the Company’s core operating results or may obscure trends useful in evaluating the Company’s continuing activities. Accordingly, the Company presents adjusted operating profit excluding these Special Items to help investors evaluate our operating performance and trends in our business consistent with how management evaluates such performance and trends.  Further, the Company presents adjusted operating profit excluding these Special Items to provide investors with a better understanding of the Company’s view of our results as compared to prior periods.

(2)
Appendix I details certain costs, expenses, other charges, gains or income, collectively described as “Special Items,” that are included in the determination of net income under GAAP, but that management would not consider important in evaluating the quality of the Company’s operating results as they are not indicative of the Company’s core operating results or may obscure trends useful in evaluating the Company’s continuing activities. Accordingly, the Company presents adjusted net income and adjusted diluted earnings per share excluding these Special Items to help investors evaluate our operating performance and trends in our business consistent with how management evaluates such performance and trends.

(3)
We evaluate growth in our operations on both an as reported basis and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance. Constant currency revenue results are calculated by translating current period revenue in local currency using the prior period’s currency conversion rate. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. See Appendix II for reconciliation.

Horizon Global Corporation
Condensed Consolidated Balance Sheets
(Unaudited - dollars in thousands)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$28,890	$29,570
Receivables, net of reserves of approximately $4.3 million and $3.1 million at June 30, 2018 and December 31, 2017, respectively	128,480	91,770
Inventories	167,530	171,500
Prepaid expenses and other current assets	10,710	10,950
Total current assets	335,610	303,790
Property and equipment, net	108,430	113,020
Goodwill	37,710	138,190
Other intangibles, net	83,770	90,230
Deferred income taxes	5,380	4,290
Other assets	9,640	11,510
Total assets	$580,540	$661,030
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$10,170	$16,710
Accounts payable	140,160	138,730
Accrued liabilities	60,850	53,070
Total current liabilities	211,180	208,510
Long-term debt	310,720	258,880
Deferred income taxes	13,840	14,870
Other long-term liabilities	29,720	38,370
Total liabilities	565,460	520,630
Commitments and contingent liabilities	—	—
Total Horizon Global shareholders' equity	17,120	141,890
Noncontrolling interest	(2,040)	(1,490)
Total shareholders' equity	15,080	140,400
Total liabilities and shareholders' equity	$580,540	$661,030

Horizon Global Corporation
Condensed Consolidated Statements of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net sales	$233,340	$253,590	$450,150	$456,870
Cost of sales	(185,770)	(185,920)	(364,130)	(343,810)
Gross profit	47,570	67,670	86,020	113,060
Selling, general and administrative expenses	(56,010)	(43,430)	(104,300)	(89,480)
Impairment	(55,700)	—	(99,130)	—
Operating profit (loss)	(64,140)	24,240	(117,410)	23,580
Other expense, net:
Interest expense	(6,190)	(5,220)	(12,140)	(11,110)
Loss on extinguishment of debt	—	—	—	(4,640)
Other expense, net	(6,610)	(700)	(7,730)	(1,250)
Other expense, net	(12,800)	(5,920)	(19,870)	(17,000)
Income (loss) before income tax benefit	(76,940)	18,320	(137,280)	6,580
Income tax benefit	9,780	1,650	12,360	3,230
Net income (loss)	(67,160)	19,970	(124,920)	9,810
Less: Net loss attributable to noncontrolling interest	(230)	(290)	(480)	(590)
Net income (loss) attributable to Horizon Global	$(66,930)	$20,260	$(124,440)	$10,400
Net income (loss) per share attributable to Horizon Global:
Basic	$(2.68)	$0.80	$(4.98)	$0.42
Diluted	$(2.68)	$0.79	$(4.98)	$0.42
Weighted average common shares outstanding:
Basic	25,017,725	25,385,395	24,990,573	24,616,939
Diluted	25,017,725	25,743,077	24,990,573	25,044,653

Horizon Global Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited - dollars in thousands)

	Six months ended June 30,
	2018	2017
Cash Flows from Operating Activities:
Net income (loss)	$(124,920)	$9,810
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Net loss on dispositions of property and equipment	380	—
Depreciation	8,240	6,510
Amortization of intangible assets	4,140	4,960
Impairment of goodwill and intangible assets	99,130	—
Amortization of original issuance discount and debt issuance costs	3,870	3,240
Deferred income taxes	(1,850)	970
Loss on extinguishment of debt	—	4,640
Non-cash compensation expense	1,210	1,830
Increase in receivables	(40,450)	(40,380)
(Increase) decrease in inventories	530	(5,570)
Decrease in prepaid expenses and other assets	1,510	970
Increase (decrease) in accounts payable and accrued liabilities	12,590	(1,460)
Other, net	260	(110)
Net cash used for operating activities	(35,360)	(14,590)
Cash Flows from Investing Activities:
Capital expenditures	(7,790)	(13,340)
Net proceeds from disposition of property and equipment	140	940
Net cash used for investing activities	(7,650)	(12,400)
Cash Flows from Financing Activities:
Proceeds from borrowings on credit facilities	2,630	220
Repayments of borrowings on credit facilities	(8,670)	(2,890)
Repayments of borrowings on Term B Loan, inclusive of transaction costs	(3,940)	(185,800)
Proceeds from ABL Revolving Debt	66,110	82,400
Repayments of borrowings on ABL Revolving Debt	(13,510)	(62,400)
Proceeds from issuance of common stock, net of offering costs	—	79,920
Repurchase of common stock	—	(8,360)
Proceeds from issuance of Convertible Notes, net of issuance costs	—	120,950
Proceeds from issuance of Warrants, net of issuance costs	—	20,930
Payments on Convertible Note Hedges, inclusive of issuance costs	—	(29,680)
Other, net	(210)	(240)
Net cash provided by financing activities	42,410	15,050
Effect of exchange rate changes on cash	(80)	1,270
Cash and Cash Equivalents:
Decrease for the period	(680)	(10,670)
At beginning of period	29,570	50,240
At end of period	$28,890	$39,570
Supplemental disclosure of cash flow information:
Cash paid for interest	$7,550	$7,220
Cash paid for taxes	$3,770	$4,720

Horizon Global Corporation
Condensed Consolidated Statements of Shareholders’ Equity
(Unaudited - dollars in thousands)

	Common Stock	Paid-in Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Horizon Global Shareholders’ Equity	Noncontrolling Interest	Total Shareholders’ Equity
Balance at December 31, 2017	$250	$159,490	$(10,000)	$(17,860)	$10,010	$141,890	$(1,490)	$140,400
Net loss	—	—	—	(124,440)	—	(124,440)	(480)	(124,920)
Other comprehensive income, net of tax	—	—	—	—	(1,330)	(1,330)	(70)	(1,400)
Shares surrendered upon vesting of employees' share based payment awards to cover tax obligations	—	(210)	—	—	—	(210)	—	(210)
Non-cash compensation expense	—	1,210	—	—	—	1,210	—	1,210
Balance at June 30, 2018	$250	$160,490	$(10,000)	$(142,300)	$8,680	$17,120	$(2,040)	$15,080

Horizon Global Corporation
Company and Business Segment Financial Information
(Unaudited - dollars in thousands)

We evaluate certain costs, expenses, other charges, gains or income, collectively described as “Special Items,” that are included in the determination of operating profit under GAAP, but that management would not consider important in evaluating the quality of the Company’s operating results as they are not indicative of the Company’s core operating results or may obscure trends useful in evaluating the Company’s continuing activities. Accordingly, the Company presents adjusted operating profit excluding these Special Items to help investors evaluate our operating performance and trends in our business consistent with how management evaluates such performance and trends.

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Horizon Americas
Net sales	$108,080	$138,110	$204,300	$235,940
Operating profit (loss)	$2,570	$22,750	$(2,540)	$27,910
Special Items to consider in evaluating operating profit (loss):
Severance	$3,660	$—	$4,350	$—
Distribution center inefficiencies & fines	$2,990	$—	$5,100	$—
Restructuring	$1,420	$—	$2,510	$—
Adjusted operating profit	$10,640	$22,750	$9,420	$27,910

Horizon Europe-Africa
Net sales	$90,840	$86,580	$177,900	$165,120
Operating profit (loss)	$(55,690)	$3,610	$(100,780)	$3,270
Special Items to consider in evaluating operating profit (loss):
Severance	$1,180	$570	$1,560	$2,640
Acquisition & integration	$240	$450	$660	$270
Impairment of goodwill & other intangibles	$55,700	$—	$99,130	$—
Restructuring	$1,000	$40	$1,450	$90
Brink Group transaction & termination costs	$180	$—	$660	$—
Adjusted operating profit	$2,610	$4,670	$2,680	$6,270

Horizon Asia-Pacific
Net sales	$34,420	$28,900	$67,950	$55,810
Operating profit	$4,670	$4,290	$9,060	$7,360
Special Items to consider in evaluating operating profit:
Severance	$70	$270	$70	$270
Acquisition & integration costs	$20	$20	$20	$20
Restructuring	$100	$30	$100	$30
Adjusted operating profit	$4,860	$4,610	$9,250	$7,680

Corporate Expenses
Operating loss	$(15,690)	$(6,410)	$(23,150)	$(14,960)
Special Items to consider in evaluating operating loss:
Acquisition & integration	$(360)	$250	$50	$2,580
Brink Group transaction & termination costs	$8,940	$—	$9,810	$—
Restructuring	$—	$250	$—	$250
CEO separation costs & severance	$2,750	$—	$2,750	$—
Adjusted operating loss	$(4,360)	$(5,910)	$(10,540)	$(12,130)

Total Company
Net sales	$233,340	$253,590	$450,150	$456,870
Operating profit (loss)	$(64,140)	$24,240	$(117,410)	$23,580
Total Special Items to consider in evaluating operating profit (loss)	$77,890	$1,880	$128,220	$6,150
Adjusted operating profit	$13,750	$26,120	$10,810	$29,730

Appendix I

Horizon Global Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

This appendix details certain costs, expenses, other charges, gains or income, collectively described as ‘’Special Items,’’ that are included in the determination of net income (loss) and earnings (loss) per share under GAAP, but that management would not consider important in evaluating the quality of the Company’s operating results as they are not indicative of the Company’s core operating results or may obscure trends useful in evaluating the Company’s continuing activities. Accordingly, the Company presents adjusted net income (loss) and adjusted diluted earnings (loss) per share excluding these Special Items to help investors evaluate our operating performance and trends in our business consistent with how management evaluates such performance and trends.

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net income (loss) attributable to Horizon Global, as reported	$(66,930)	$20,260	$(124,440)	$10,400
Impact of Special Items to consider in evaluating quality of income (loss):
Impairment of goodwill & other intangibles	55,700	—	99,130	—
Brink Group transaction & termination costs	13,620	—	15,600	—
Severance	4,920	840	5,980	2,910
Distribution center inefficiencies & fines	2,990	—	5,100	—
CEO separation costs & severance	2,750	—	2,750	—
Restructuring	2,520	310	4,070	370
Acquisition & integration costs	(110)	730	720	2,870
Loss on extinguishment of debt	—	—	—	4,640
Tax impact of Special Items	(6,390)	(450)	(7,900)	(3,560)
Adjusted net income attributable to Horizon Global	$9,070	$21,690	$1,010	$17,630

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Diluted earnings (loss) per share attributable to Horizon Global, as reported	$(2.68)	$0.79	$(4.98)	$0.42
Impact of Special Items to consider in evaluating quality of EPS:
Impairment of goodwill & other intangibles	2.23	—	3.97	—
Brink Group transaction & termination costs	0.54	—	0.62	—
Severance	0.20	0.03	0.24	0.12
Distribution center inefficiencies & fines	0.12	—	0.21	—
CEO separation costs & severance	0.11	—	0.11	—
Restructuring	0.10	0.01	0.16	0.01
Acquisition & integration costs	—	0.03	0.03	0.11
Loss on extinguishment of debt	—	—	—	0.19
Tax impact of Special Items	(0.26)	(0.02)	(0.32)	(0.14)
Impact of change in dilutive shares outstanding due to Special Items	—	—	—	—
Adjusted earnings per share attributable to Horizon Global	$0.36	$0.84	$0.04	$0.71

Weighted average shares outstanding, diluted, as reported	25,017,725	25,743,077	24,990,573	25,044,653
Dilution effect on adjusted net income	266,876	—	307,834	—
Diluted weighted-average shares outstanding,as adjusted	25,284,601	25,743,077	25,298,407	25,044,653

Appendix II

Horizon Global Corporation
Reconciliation of Reported Revenue Growth
to Constant Currency Basis
(Unaudited)

We evaluate growth in our operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance. Constant currency revenue results are calculated by translating current year revenue in local currency using the prior year's currency conversion rate. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

	Three months ended June 30, 2018				Six months ended June 30, 2018
	Horizon Americas	Horizon Europe-Africa	Horizon Asia-Pacific	Consolidated	Horizon Americas	Horizon Europe-Africa	Horizon Asia-Pacific	Consolidated
Revenue growth as reported	(21.7)%	4.9%	19.1%	(8.0)%	(13.4)%	7.7%	21.8%	(1.5)%
Less: currency impact	(0.2)%	7.1%	1.6%	2.5%	(0.1)%	10.6%	3.5%	4.2%
Revenue growth at constant currency	(21.5)%	(2.2)%	17.5%	(10.5)%	(13.3)%	(2.9)%	18.3%	(5.7)%

Appendix III

Horizon Global Corporation
LTM Bank EBITDA as Defined in Credit Agreement
(Unaudited - dollars in thousands)

This appendix reconciles net income to “Consolidated Bank EBITDA” as defined in our credit agreement.  We believe this reconciliation provides valuable supplemental information regarding our capital structure, consistent with how we evaluate our performance.

		Less:	Add:
	Year Ended December 31, 2017	Six Months Ended June 30, 2017	Six Months Ended June 30, 2018	Twelve Months Ended June 30, 2018
Net loss attributable to Horizon Global	$(3,550)	$10,400	$(124,440)	$(138,390)
Bank stipulated adjustments:
Interest expense, net (as defined)	22,410	11,110	17,270	28,570
Income tax (benefit) expense	9,750	(3,230)	(12,360)	620
Depreciation and amortization	25,340	11,470	12,380	26,250
Extraordinary charges	2,520	—	13,740	16,260
Non-cash compensation expense(a)	3,630	1,830	1,210	3,010
Other non-cash expenses or losses	2,180	480	99,620	101,320
Pro forma EBITDA of permitted acquisition	840	840	—	—
Interest-equivalent costs associated with any Specified Vendor Receivables Financing	1,490	620	810	1,680
Debt extinguishment costs	4,640	4,640	—	—
Items limited to a % of consolidated EBITDA(b):
Non-recurring expenses (c)	2,440	—	6,240	8,680
Acquisition integration costs (d)	11,210	5,580	3,140	8,770
Synergies related to permitted acquisition (e)	1,480	1,480	—	—
Consolidated Bank EBITDA, as defined	$84,380	$45,220	$17,610	$56,770

	June 30, 2018
Total Consolidated Indebtedness (f)	$323,256
Consolidated Bank EBITDA, as defined	56,770
Actual leverage ratio	5.69	x
Covenant requirement	7.00	x
_________________________________

(a)	Non-cash compensation expenses resulting from the grant of restricted shares of common stock and common stock options.

(b)
Under the Fourth Amendment effective June 30, 2018, the EBITDA limitation for nonrecurring expenses or costs was increased from 25% of Consolidated EBITDA for the period to 45% of Consolidated EBITDA for the period. As such, the amounts added to Consolidated Net Income pursuant to items b-d shall not exceed 45% of Consolidated EBITDA, excluding these items, for such period.

(c)
Under the Amended Term Loan Amendment, costs and expenses related to cost savings projects, including restructuring and severance expenses, are not to exceed $5 million in any fiscal year and $20 million in aggregate, commencing on or after January 1, 2015. The Fourth Amendment has raised the annual cap to $7.5 million in any fiscal year and $25 million in aggregate.

(d)
Under the 2018 Term Loan Agreement, costs and expenses related to the integration of the Westfalia Group acquisition, are not to exceed $10 million in any fiscal year and $30 million in aggregate, or other permitted acquisitions are not to exceed $7.5 million in any fiscal year and $20 million in aggregate.

(e)
Under the 2018 Term Loan Agreement, the add back for the amount of reasonably identifiable and factually supportable “run rate” cost savings, operating expense reductions, and other synergies cannot exceed $12.5 million for the Westfalia Group acquisition.

(f)
“Total Consolidated Indebtedness” refers to the sum of “long-term debt” and “current maturities, long-term debt”, with our Convertible Notes at their face value of $125.0 million and less unrestricted cash. Unrestricted cash included in the calculation was $28.9 million as of June 30, 2018.